UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/02/2007

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 2, 2007, Donald S. Moss and W. Wayne Woody, two of the independent directors of Wells Real Estate Investment Trust II, Inc. (the "Registrant"), notified the Registrant of their intent to resign their positions as members of the Registrant's board of directors upon consummation of the pending merger (the "Merger") among Wells Real Estate Investment Trust, Inc., a Maryland corporation ("Wells REIT"), and certain affiliates of Wells Capital, Inc., the external advisor of both Wells REIT and the Registrant. The Merger is subject to a number of closing conditions, including, among others, the approval of the stockholders of Wells REIT. If the Merger does not occur, Messrs. Moss and Woody will remain as directors of the Registrant. Messrs. Moss and Woody informed the Registrant that they intend to resign following the closing of the Merger to avoid conflicts of interest that could arise as a result of serving on the boards of Wells REIT and the Registrant following the Merger.

The Registrant has also been informed that, for similar reasons, the other independent directors of Wells REIT who also served on the board of the Registrant (namely, Richard W. Carpenter, Bud Carter and Neil H. Strickland) have notified Wells REIT of their intention to resign from the board of Wells REIT upon the consummation of the Merger. Following the Merger, the Registrant and Wells REIT will not have any common independent directors. With respect to the directors of the Registrant who are not independent (namely, Leo F. Wells, III and Douglas P. Williams), Mr. Williams has also notified Wells REIT of his intention to resign from the board of Wells REIT upon the consummation of the Merger and Mr. Wells has agreed with Wells REIT that he will resign from the board of Wells REIT if and when Wells REIT's shares become listed on a national securities exchange unless a majority of certain designated independent directors of Wells REIT ask that he remain a director.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: February 06, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President